Exhibit 10.06

     SETTLEMENT AGREEMENT AND GENERAL RELEASE OF CLAIMS


This Settlement Agreement and General Release of Claims (hereinafter "Release") is made between Patrick H. Blake ("Blake") and Consolidated Freightways Corporation ("CFC") for the complete and final settlement of the Amended Employment Agreement, dated as of November 13, 2000, between Blake and CFC (hereinafter the "Employment Agreement") and the release of claims, if any. The parties hereto voluntarily and knowingly enter into the following Release and have agreed and do agree as follows:

1    Except as specifically otherwise provided herein, Blake
  shall and hereby does, acknowledge full and complete satisfaction of the Employment Agreement and does hereby release, absolve and discharge CFC, its subsidiaries, their predecessors, successors and assigns, past and present, and each of them as well as their directors, officers, stockholders, agents, servants, employees, representatives and attorneys, and each of them (all hereinafter referred to collectively and individually as "CFC and Affiliates") from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, employment discrimination accusations, wages, obligations, debts, expenses, damages, judgements, orders, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which Blake now owns or holds or at any time heretofore owned or held against said entities or persons or any of them, including specifically but not exclusively and without limiting the generality of the foregoing (1) any and all claims arising out of or in any way connected with Blake's employment by CFC and Affiliates and Blake's separation from employment with CFC and Affiliates as an officer and director and change in employment relationship as provided hereunder; (3) any and all claims for wages or other compensation due as a result of said employment relationship, including any payments under any long or short term incentive plan; (4) any and all claims for statutory penalties, interest, or attorneys' fees; (5) any and all claims for wrongful discharge, whether contractual or tortious, including any claim for constructive discharge or forced involuntary retirement; (6) any and all claims for intentional, negligent, or wrongful termination; (7) any and all claims for breach of contract, whether express or implied; (8) any and all claims for pension or other retirement benefits; (9) any and all tort claims, including claims for intentional or negligent infliction of emotional distress or defamation;
  (10) any and all claims for breach of the covenant of good faith and fair dealing, whether contractual or tortious;
  (11) any and all claims for labor protection benefits under state, federal or local law; (12) any and all claims that could be raised under any state, federal or municipal laws pertaining to age, sex, race, religion, veteran status, job protection, national origin, disability or other employment discrimination of whatever type; (13) any and all claims arising out of or in any way connected with Blake's Employment Agreement; (14) any and all claims for severance benefits and/or payments of whatever type; (15) any and all claims under any executive or general employee benefit plans or arrangements; (16) any and all claims arising out of or in any way connected with any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by CFC and Affiliates committed or omitted on or prior to the date hereof. Blake hereby releases all of his employment rights and privileges with CFC and Affiliates except as specifically provided below.
2    This Release is expressly intended to waive any and all
claims Blake may presently possess or previously possessed, however enumerated and regardless of the nature, source or basis for any such claim. The parties hereby intend this Release to have a broad effect and to settle all disputes, without limitation of any kind or nature, which Blake may have against CFC and Affiliates.

  Blake knowingly waives any requirement that a general release does not extend to claims that the he does not know or suspect to exist in his favor at the time of executing the Release, which, if known by him, may have materially affected his settlement with CFC and Affiliates. Notwithstanding any such provisions and of any other laws of similar scope and effect, and for the purpose of implementing a full and complete release of claims, CFC and Blake expressly acknowledge that this Release is intended to include in its effect, without limitation, all claims which he does not know or suspect to exist in his favor at the time of execution of this Release.

3    Blake acknowledges and agrees that the only
  representations or inducements that have been made to him to secure his signature on this document and the only consideration he will receive for signing this Release are as appears in this document, and Blake further agrees that this document and documents and plans referred to herein constitute the entire agreement between him and CFC and Affiliates on the subject of his separation from employment as an officer and director of CFC and Affiliates and change in employment relationship provided hereunder.
4    Blake expressly waives any rights or claims under the
Federal Age Discrimination in Employment Act and Older Workers' Benefit Protection Act in connection with his separation from employment as an officer and director of CFC and Affiliates and change in employment relationship as provided hereunder. Blake, after having been advised to consult with an attorney, affirms that he has had at least twenty-one (21) days in which to consider executing the release of age discrimination claims under the aforementioned statutes.  Blake is further aware of his
right to revoke the waiver of age discrimination claims
within seven (7) days after signing this Release. In the event Blake revokes the waiver of claims contained herein, within seven (7) days after signing this Release he shall immediately return to CFC all sums and benefits he has received pursuant to this Release other than accrued vacation pay and salary.
5    As a condition of receiving severance, salary and
benefits under this Release, Blake agrees not to directly or indirectly solicit employees or full time consultants of CFC and Affiliates to leave during his continued employment with CFC or for a period of two years from termination of employment.
6    In consideration of the representations and agreements
of Blake herein, CFC agrees to provide the following severance pay and arrangements:

  a) Pay Blake upon execution of the Release, $75,521.82, less withholding taxes, representing an initial severance payment, and thereafter pay him $11,106.15 per week starting July 22, 2002, less withholding taxes, until a total of $1,436,776.02, less withholding taxes, is paid, including the initial severance payment. All such payments shall be in full satisfaction of any obligations of CFC and Affiliates to Blake and any obligations of Blake to CFC and Affiliates, including his stock loan, except as specifically provided hereunder. CF acknowledges that it is its intent to accelerate payment of the entire amount due as soon as reasonably prudent, as determined by the Compensation Committee of the Board of Directors. The Committee will reconsider the payment schedule in July 2002.

  b) Pay up to $7,500 for outplacement services incurred by Blake within 60 days of the date hereof.

  c) Issue upon the exercise of stock options up to 60,000 shares of CFC stock for $14.0625 per share provided such option is exercised on or prior to May 12, 2004, and issue up to126,000 shares of CFC stock for $4.71875 per share and up to 26,320 shares of CFC stock for $5.95 per share provided such options are exercised on or prior to May 28, 2005, subject to sooner termination as provided therein, all in accordance with the terms of the applicable Stock Option Grant Notices, the corresponding Stock Option Agreements, the 1999 Equity Incentive Plan and the Notices of Exercise.

  d) Provide coverage for Blake and his spouse, under the terms of the CFC Health Plan under the terms available to active employees from time to time in effect through May 8, 2004. Thereafter, CFC will pay Blake's retiree medical premiums for him and his spouse under the Health Plan through December 31, 2004. The amounts paid after May 8, 2004 will be reported as income to the Internal Revenue Service. In addition, Blake shall be entitled to an annual executive physical through December 31, 2004 in accordance with the physical program for senior executives.
e) Continue the term life insurance on Blake through December 31, 2004 on the terms available to senior officers.
f) Provide the vested retirement benefits under the CFC Pension Plan and the supplemental retirement benefits under the Supplemental Retirement Plan in accordance with their terms with additional age and service credit from May 8, 2002 through December 31, 2004 with severance pay credited as if Blake had continued to perform services and continued to receive base salary and target bonus.
g) Provide Blake, following retirement on May 8, 2004, retiree benefits to the extent then generally available to employees.
h) Promptly transfer title to Blake's company car to him and on the last day of each month, beginning June 30, 2002, and pay Blake $871.64 per month, through December 31, 2004, less applicable withholding taxes, in lieu of a car allowance and 401(k) plan match.
i) Reimburse Blake up to $2,500 for tax preparation service annually through December 31, 2004 in accordance with the policy for senior executives from time to time in effect.
j) Reimburse Blake up to $4,500 for financial planning services incurred on or prior to December 31, 2004.

7. Blake agrees to bear all tax consequences and pay all withholding taxes for which he is liable for sums referred to herein in connection with this settlement, and agrees to hold harmless and indemnify CFC and Affiliates against all liabilities, penalties, interest and expenses (including reasonable attorneys' fees and expenses) in the event that any proceeding is instituted by any governmental agency in connection with the tax consequences of said sums.

8. Blake agrees to cooperate with CFC and Affiliates at CFC's expense but without additional compensation, except as provided below, in connection with any claims, disputes or lawsuits on an as-needed basis.

9. Blake agrees to continue his employment as a regular
  employee of CFC as Assistant    to the President,
  reporting to the Chief Executive Officer of CFC, or the Chief Operating Officer of its principal subsidiary, through May 8, 2004 at a salary of $385 per week, with the benefits generally available to employees (except life insurance as provided above and vacation) and subject to the CFC's standard terms of employment for non-union employees, including compliance with the CFC Code of Ethics. Provided however, nothing herein shall prevent Blake from also accepting employment with another company so long as Blake continues to comply with the terms of this Release. During his period of continued employment, Blake shall provide not less than 20 days of service as requested from time to time. Blake shall be entitled to have his salary proportionally adjusted for services required in excess of those days, subject to his availability. Blake shall retire under the CFC Pension Plan on May 8, 2004. Blake shall continue to earn retirement benefits related to his salary from May 29, 2002 through May 8, 2004 under the Pension Plan, but the amount of such benefits shall be deducted from SERP payments owed Blake. He agrees that he will not thereafter seek employment with CFC or Affiliates in the future.

  During the term, Blake's employment shall not be terminated except for: (a) any intentional action or intentional failure to act by Blake which was performed in bad faith and to the material detriment of CFC; (b) intentional refusal or intentional failure to act in accordance with the lawful and proper direction of the Board of Directors or the CEO; (c) willful or habitual neglect of his duties of employment; (d) conviction of a felony crime involving fraud or an act of dishonesty against CFC; or (e) Blake's material breach of the terms of this Release. Provided however, if any of the foregoing events is capable of being cured, CFC shall provide written notice to Blake (but only once for similar acts) describing the nature of the event and Blake shall have ten business days to cure such event.

10. The terms of settlement and this Release of claims are a private matter and are to be held in strict confidence by CFC and Blake and their attorneys and shall not be disclosed to other persons other than their attorneys, spouses, financial planners, tax return preparers, government taxing authorities, or as required to comply with legal process or other legal requirements. The parties understand that this is a material term of the Release and that any disclosure by the parties of the terms and conditions of the Release shall be treated as a breach and will entitle the parties, at their option, to seek all damages occasioned by the breach.

  11. The parties recognize that, in connection with Blake's employment, he had access to certain written and oral information, data, marketing techniques and information, customer information, administrative and operational procedures, materials, marketing plans, strategic planning, pricing guidelines, contract terms, and other trade secrets or confidential or proprietary information of CFC and Affiliates, which information is not otherwise generally available to the public (the "Confidential Information"). The parties further recognize that Blake may have, on behalf of CFC and Affiliates, produced, refined, or contributed to the production or refinement of such Confidential Information. The parties further recognize that CFC and Affiliates had and have a right to protect the confidentiality and ownership of that Confidential Information, that the nature of this business is highly specialized and unique, and that Blake's position with CFC and Affiliates was one of confidence and trust.

     Blake covenants and agrees that he will, upon request of CFC, and in any event upon termination of his continuing employment relationship referred to above, deliver to CFC any and all Confidential Information as defined above, including but not limited to any and all records, forms, contracts, studies, reports, appraisals, strategic planning documents, price lists, shipper or customer lists or information, special pricing arrangements, financial data, lists of names or other shipper data, and any other articles or papers, computer tapes, and materials that have come into his possession by reason of his employment with CFC, together with all copies thereof, whether or not any of said items were prepared by him, and he shall not retain memoranda or copies of said items.

     Blake acknowledges and agrees that he will not use for himself or others or disclose to any individual or company directly or indirectly any Confidential
     Information as defined above. Further he will not use for himself or others or disclose to any individual or company directly or indirectly any information concerning customer shipping volumes, rates, price lists, special pricing arrangements, financial data, strategic planning information, or other shipper data, that he learned or acquired while at CFC that is not otherwise readily available from the shipper/customer or other public source. Blake understands that any unauthorized disclosure or use of Confidential
     Information, as set forth herein, will entitle CFC, at its option, to seek all damages occasioned by the breach.

  12. By entering into this Release, it is expressly agreed between the parties that neither party admits any liability or wrongdoing in connection with any aspect of Blake's employment by CFC and Affiliates or his change in employment status. Neither the agreement to enter into this Release nor anything in this Release shall be admissible in any proceeding as evidence of any admission by CFC or Blake of any breach of any contractual obligation, wrongdoing, or other wrongful action in any form whatsoever. The parties hereto enter into this Release in order to resolve actual and potential claims, and no admission of liability can be implied from that action.
13. CFC releases, absolves and discharges Blake and his successors in interest from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which arise out of actions taken by him while employed at CFC and Affiliates through the date hereof which were within the course and scope of his employment, and agrees that it will defend and indemnify Blake for such actions to the fullest extent permitted by law, CFC's articles of incorporation and by-laws. Such release and indemnity shall not apply to any action or course of conduct that is outside the course and scope of his employment, including, without limitation, any illegal activities, dishonesty, violations of criminal laws or any violation of CFC's Code of Ethics. CFC shall maintain directors and officers liability insurance covering Blake for his period of service as an officer and/or director of CFC under the same terms as for directors and officers of CFC from time to time in effect until at least May 28, 2005.
14. The terms of this Release are contractual and not a mere recital. Should any provision, or part of any provision or application thereof be held invalid, the invalidity shall not affect any other provisions or applications of the Release which can be given effect without the invalid provision or applications, and to this end provisions of this Release are declared to be severable.
15. The Release shall bind and benefit all parties hereto, their spouses, legal successors, heirs, assigns, partners, guarantors, agents, executors, representatives and advisors, and all other claiming by and through them. In the case of any corporation, the Release shall bind and benefit its subsidiaries, affiliates, parents, assigns, employees, successors-in-interest, agents, directors, officers, and shareholders.
16. All parties and their counsel have reviewed this Release, and the normal rule of construction providing that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.
17. No breach of any provisions hereto can be waived unless done so expressly and in writing. Express waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provisions hereof. The Release may be amended or modified only by a written agreement executed by all parties to this Release.
18. The parties represent and declare that, in executing this Release, they relied solely upon their own judgment, belief and knowledge, and the advice and recommendations of their own independently selected counsel, if any, concerning the nature, extent and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the same by any representations or statements not expressly contained or referred to in this Release.
19. This Release and the interpretation thereof shall be governed by and construed according to the laws of the State of Washington. Any action to resolve any disagreements arising out of, or related to the subject matter of this Release shall be brought in the State of Washington.
20. All parties acknowledge they have carefully read and understood the contents of the Release. The parties hereto further expressly agree that the considerations recited in this Release are the sole and only considerations for this agreement, and that no representations, promises, or inducements have been made by any party or its officers, employees, agents, or attorneys thereof other than as appear in this Release. This Release supercedes any other oral or written agreements or understandings between the parties regarding any matter within the scope of the Release. The parties hereto acknowledge voluntarily entering into this agreement with full knowledge of the rights that they may be waiving.



Dated as of May 28, 2002

Patrick H. Blake          Consolidated Freightways Corporation

/s/Patrick H. Blake By:  /s/Stephen D. Richards
                         Name: Stephen D. Richards
                         Title: Senior Vice President and
                         General Counsel